EXHIBIT 10.26

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) dated as of May 19, 2008 is entered by and between Terra Energy & Resource Technologies, Inc. (the “Company”) and Elena Palgova registered as individual entrepreneur by the Ministry of the Russian Federation on taxes and revenues with the following OGR number 304402536500206 (the “Consultant”).

W I T N E S S E T H

WHEREAS, the Consultant provides legal services; and

WHEREAS, the Company wishes to engage the Consultant upon the terms and subject to the conditions set forth herein, and the Consultant desires to enter into this Agreement and accept such engagement upon such terms and conditions.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Term. The term of this Agreement shall commence on the date hereof (the “Commencement Date”) and shall end on the “Termination Date,” which shall be the earlier of: (i) April 31, 2009, or (ii) the date on which the engagement otherwise terminates pursuant to this Agreement (the period from the Commencement Date through the Termination Date is hereinafter referred to as the “Term”).

2.	Duties and Authority. During the

Term, the Consultant shall perform the functions of a legal consultant and provide legal and advisory services consistent with such a position as is requested by the Company, including advice on reorganizing the corporate structure of the Company (the “Consulting Services”). Consultant has no obligation to perform the Consulting Services at any particular hours or on any particular days. The Consulting Services shall be rendered at such places or locations as Consultant desires, but Consultant shall, when requested by the Company, be available to participate in person or by telephone conference in conferences and meetings involving subjects within the scope of the Consulting Services, provided that Consultant is given reasonable notice of the dates, times, and locations of such meetings and conferences.

3.	Compensation and Benefits.

(a)      Consulting Fee. During the Term, the Company shall pay to Consultant a consulting fee (the “Consulting Fee”) as follows: an initial fee of Ten Thousand Dollars and No Cents ($10,000.00) for the period May 19, 2008 to May 30, 2008, payable upon execution of this Agreement; and thereafter, a monthly fee at the rate of Five Thousand Dollars and No Cents ($5,000.00), payable in advance on a monthly basis the first day of each month.

(b)      Expenses. The Consultant shall be entitled to receive reimbursement of reasonable and customary business, travel and entertainment expenses incurred in the performance of its responsibilities hereunder. Any and all expenses shall be subject to the terms hereof and prior written approval by the Company. Expense invoices and supporting documentation satisfactory to the

Company and its independent accountants shall be submitted within two weeks of the month end with respect to expenses incurred during the preceding month.

(c)      Communication Devices. During the term hereof, the Company agrees to provide Consultant with a cellular phone, Palm Pilot, Blackberry, or such other portable communication device and/or service as Consultant shall reasonably request, for the exclusive use of Consultant. The Company agrees to bear all its costs, expenses and payments in connection with the purchase or lease, and the business use of the phone and such other communication equipment as is supplied to Consultant hereunder for the business of the Company.

(d)      Options. Upon the execution of this Consulting Agreement, the Company shall issue to Consultant 1,000,000 options to purchase shares of the Company’s common stock, exercisable for a term of two (2) years from the date of this Agreement at 110% of the closing price of the Company’s common stock, as reported by OTC Bulletin Board, on the date of issuance of the option. The Options shall vest in equal installments of 250,000 stock options on each of the following dates: 1 August 2008; 1 November 2008; 1 February 2009 and 1 May 2009. The vesting schedule is subject to the Employee’s relationship with the Company hereunder.

4.       Termination. This Consulting Agreement is terminable at will, for any reason or no reason, by either party, upon thirty (30) days’ advance notice. Consultant shall be required to continue providing the Consulting Services during any notice period unless the Company has relieved her of such responsibility.

5.       Compensation upon Termination. Upon termination of the Agreement at any time during the Term or upon the expiration thereof, the Company shall pay to Consultant the Consulting Fee through the date upon which the Termination Date occurs, plus reimbursement of business expenses in accordance with Section 3(b) above. The Consultant shall have no financial obligation to the Company in connection with any termination of this Agreement.

6.       Taxes. All amounts payable hereunder to Consultant shall be paid without reduction by the Company for any federal, state or local taxes including, without limitation, the taxes imposed by the Federal Insurance Contributions Act or the Federal Unemployment Tax Act. It is the intention and agreement of the parties that Consultant shall be responsible for the payment of all taxes imposed on or related to Consultant’s performance of the Consulting Services. The Company shall issue a Form 1099 reflecting all amounts paid hereunder to Consultant.

7.       Independent Contractor; Not an Agent. In performing the Consulting Services, Consultant shall at all times be an independent contractor and not an agent, employee or representative of the Company. Consultant shall not represent, negotiate or otherwise act on behalf of the Company with respect to any matter unless specifically authorized by the Company to do so.

8.	Confidentiality.

(a)	During the Term and thereafter,

Consultant shall not, directly or indirectly disclose or furnish to any person any Confidential Information (as hereinafter defined) or otherwise use any such Confidential Information except for the benefit of the Company in furtherance of performing the Consulting Services. Consultant shall return to the Company all property belonging to the Company or its parent, affiliate or subsidiary companies, including all tangible Confidential Information and duplicates thereof (in any form or format including, without limitation, written, visual, audio, electronic or magnetic formats) in its possession or control: (x) upon the request of the Company made to Consultant at any time and (y) in any event, upon conclusion of Consultant’s engagement by the Company pursuant to this Agreement. Upon the return of Confidential Information by Consultant to the Company, Consultant shall not retain or furnish or communicate any such Confidential Information to any third party in any form whatsoever.

(b)      For purposes of this Agreement, “Confidential Information” means any information, data or other materials of the Company or any of the Company’s subsidiaries which: (i) is proprietary or confidential to any of them or otherwise is or was designated by any of them as confidential information, (ii) is not generally available to the general public, and (iii) is acquired by, disclosed to or known by Consultant as a result of or through Consultant’s relationship with the Company or any subsidiary thereof.

(c)      Consultant may respond to a lawful and valid subpoena or other legal process but shall give the Company reasonable advance notice thereof and shall, as much in advance of the return date as reasonably possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel, at the expense of the Company, in resisting or otherwise responding to such process.

9.       Survival. The provisions of Section 7 and 8 shall survive the termination or expiration of this Agreement.

10.     Successors and Assigns. This Agreement is not assignable by either party without the written agreement of the other party.

11.     Governing Law. This Agreement shall be governed by the laws of the State of New York without application of conflicts of law principles. Any action or proceedings arising out of or relating to either this Agreement or the relationship of the parties shall be had only in a federal or state court located in the County of New York in the State of New York. The parties expressly agree to personal jurisdiction of in such federal or state courts in New York County.

12.     Amendments. The Parties may amend this Agreement at any time through an instrument in writing, and duly executed by an authorized representative of each party.

13.     Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein.

14.     Notices. For all purposes of this Agreement, notices and all other communications under or in connection with this Agreement shall be given to the following address:

TO CONSULTANT:

ATT: Elena Palgova

32 Marx St., Apt. 128, Obninsk, 24903 Russia

TO COMPANY:

99 Park Avenue, 16th Floor, New York, New York 10016, Attn.: Dmitry Vilbaum Chief Executive Officer, with copy (which shall not constitute notice) to Law Offices of Dan Brecher, Attn.: Dan Brecher, facsimile: 212-808-4155

15.     Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

16.     Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

TERRA ENERGY & RESOURCE

TECHNOLOGIES, INC.

By:
Name: Dmitry Vilbaum
Title: President

ELENA PALGOVA

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